Exhibit 24

Certified Board Resolution

I, Eric J. Bock, Chief Legal Officer, Global Head of M&A and Corporate Secretary of Global Business Travel Group, Inc., a Delaware corporation (f/k/a Apollo Strategic Growth Capital) (the “Company”), hereby certify that the following resolution was adopted by the Company's Board of Directors on May 27, 2022:

WHEREAS, the Board deems it advisable and in the best interests of the Company to prepare and file a Registration Statement on Form S-1 or Form S-3, as applicable (such registration statement as it may hereafter be amended is herein referred to as the “Shelf Registration Statement”), pursuant to the registration provisions of the Securities Act of 1933, as amended (the “Securities Act”), and the rules and regulations of the SEC thereunder.

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RESOLVED, that the appointment by the officers and directors executing the Shelf Registration Statement of Martine Gerow and Eric J. Bock, and each of them, with full power of substitution and resubstitution to, among other things, sign any and all amendments (including post-effective amendments) to the Shelf Registration Statement and any registration statement relating to the Shelf Registration Statement that is to be effective upon filing pursuant to Rule 462 of the Securities Act, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the SEC, be, and the same hereby are, in all respects approved.

/s/ Eric J. Bock
Name:	Eric J. Bock
Title:	Chief Legal Officer, Global Head of M&A and Corporate Secretary